Exhibit 99.1

Rexahn Pharmaceuticals Announces Clinical Collaboration with Merck to Evaluate RX-5902 (Supinoxin™) in combination with KEYTRUDA® (pembrolizumab) for Triple Negative Breast Cancer

ROCKVILLE, MD – August 21, 2018 - Rexahn Pharmaceuticals, Inc. (NYSE American: RNN), a clinical stage biopharmaceutical company developing innovative, targeted therapeutics for the treatment of cancer, today announced that it has entered into a clinical trial collaboration agreement with Merck (known as MSD outside the United States and Canada) to evaluate the combination of Rexahn’s RX-5902 and Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in a Phase 2 trial in patients with metastatic triple negative breast cancer (TNBC).

“Rexahn is excited to announce this collaboration with Merck, an established leader in the field of immuno-oncology,” said Peter D. Suzdak, Ph.D., chief executive officer of Rexahn. “RX-5902 has both antitumor and immune-modulatory effects and augments the efficacy of checkpoint inhibitors in animal models. Based on the mechanism of action of RX-5902 and our observations in preclinical studies, we are optimistic that the combination of RX-5902 with KEYTRUDA may provide meaningful clinical benefit in patients with metastatic triple negative breast cancer – a cancer that is notoriously difficult to treat”.

The study will evaluate the safety and efficacy of the combination of RX-5902 and KEYTRUDA in patients with metastatic TNBC who have progressed following at least one prior treatment.  Under the terms of the agreement, Rexahn will sponsor the RX-5902 and KEYTRUDA study.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA.

About RX-5902

RX-5902 (Supinoxin) is an orally administered, potential first-in-class, small molecule inhibitor of phosphorylated-p68 (P-p68). P-p68, which is selectively overexpressed in cancer cells and is absent in normal tissue, modulates the activity of the β-catenin/Wnt pathway and plays a role in tumor progression, metastasis and tumor immunogenicity.

In preclinical studies, RX-5902 has been shown to inhibit the growth and proliferation of multiple human cancer cell lines (including triple negative breast cancer), decrease tumor growth in patient derived xenograft models and potentiate the activity of immune checkpoint inhibitors and other anti-tumor agents. RX-5902 is currently being evaluated as monotherapy in a Phase 2 clinical trial in patients with metastatic TNBC.  Preliminary data was presented at ASCO (American Society for Clinical Oncology) Annual Meeting in June 2018.  Additional information on RX-5902 can be found at: https://rexahn.com/cms/portfolio/rx-5902/.

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals Inc. (NYSE American:RNN) is a clinical stage biopharmaceutical company dedicated to developing novel, targeted therapeutics for the treatment of cancer. The company's mission is to improve the lives of cancer patients by developing next-generation cancer therapies that are designed to maximize efficacy while minimizing the toxicity and side effects traditionally associated with cancer treatment. Rexahn's product candidates work by targeting and neutralizing specific proteins believed to be involved in the complex biological cascade that leads to cancer cell growth. Preclinical studies show that certain of Rexahn's product candidates may be effective against multiple types of cancer, including drug resistant cancers, and difficult-to-treat cancers, and others may augment the effectiveness of current FDA-approved cancer treatments. The company has two oncology product candidates, RX-3117 and RX-5902, in Phase 2 clinical development and additional compounds in preclinical development including RX-0201. For more information about the Company and its oncology programs, please visit www.rexahn.com.

Safe Harbor

To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn’s plans, objectives, expectations and intentions with respect to the Collaboration Agreement, the collaboration and related study, the combination of RX-5902 and Keytruda, the path of clinical trials and development activities, and other statements identified by words such as “will,” “potential,” ““could,”“ “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, understandings and beliefs regarding the role of certain biological mechanisms and processes in cancer; drug candidates being in early stages of development, including clinical development; the costs and timelines associated with clinical development; the ability to transition from our initial focus on developing drug candidates for orphan indications to candidates for more highly prevalent indications; and the expecting timing of results from our clinical trials. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:
DGI Comm
Susan Forman or Laura Radocaj
+1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com

Investor contact:
ir@rexahn.com